EXHIBIT 99.1
Energy, Inc. Announces Acquisition of
Three Ohio Natural Gas Distribution Companies
Great Falls, Montana, January 5, 2010/PRNewswire — First Call/ — Energy, Inc. (NYSE Amex: EGAS), a natural gas utility and energy marketing company, today announced that it has completed the acquisitions of the parent companies of Orwell Natural Gas Company and Northeast Ohio Natural Gas Corp. (NEO), and Brainard Gas Corp., as well as Great Plains Land Development, LTD. (GPL). Orwell, NEO and Brainard are natural gas distribution companies headquartered in Mentor, Ohio that serve 23,131 customers in Northeastern Ohio and Western Pennsylvania. These acquisitions increased our customer base by more than 50%. GPL is a real estate holding company whose primary asset is real estate that is leased to NEO. These companies were primarily owned by a trust controlled by Richard M. Osborne, our chief executive officer and chairman of the board.
The acquisitions were completed by four separate mergers of Energy, Inc.’s wholly-owned Ohio acquisition subsidiaries with and into each of the acquired companies. The transaction was approved by the public service commissions of Ohio and Pennsylvania. In connection with the mergers, we issued 1,707,308 unregistered shares of our common stock. The issuance of the shares of our common stock was approved by our shareholders at the annual meeting on November 13, 2009. In addition, the acquired companies have debt as of the closing date of $20.8 million.
“These acquisitions fit well with our strategy to grow our customer base, fully utilize the expertise of our personnel and leverage our fixed operating costs,” said Kevin J. Degenstein, Energy, Inc.’s president and chief operating officer. “Orwell, NEO and Brainard serve 23,131 customers and we are excited about our expansion into Northeastern Ohio and Western Pennsylvania. In addition, we believe that this transaction will help us build a solid foundation for future growth in revenue and increased shareholder value.”
About Energy, Inc.
Energy, Inc. distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 30.5 billion cubic feet of natural gas to approximately 61,600 customers through regulated utilities operating in Montana, Wyoming, North Carolina, Maine, Ohio and Pennsylvania. The company markets approximately 2.3 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The company also has a majority ownership interest in 160 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.
Safe Harbor Regarding Forward-Looking Statements
The company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy, Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently

EXHIBIT 99.1
subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the company’s business generally include but are not limited to the expected benefits of the transaction may not be achieved in a timely manner or at all, the company’s ability to successfully integrate the operations of the acquired companies, the company’s continued ability to make dividend payments, the company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the company’s control, the risk factors and cautionary statements made in the company’s public filings with the Securities and Exchange Commission, and other factors that the company is currently unable to identify or quantify, but may exist in the future. Energy, Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy, Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For additional information about Energy, Inc., please contact: Kevin J. Degenstein, president and chief operating officer, at 406-791-7500.
The company’s toll-free number is 800-570-5688. The company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.EnergyWest.com.